Searchforvideo Service Agreement

Effective December 1, 2008, Brass Consulting Ltd. (BrassCom) and Fusa Capital Corporation (FUSA) have entered into an agreement, whereby BrassCom will assume the responsibilities of operating the online video search service, searchforvideo (www.searchforvideo.com).

In exchange for these services, BrassCom will receive all net revenues related to the business operations of searchforvideo.com including but not limited to online advertising. The net revenues, are those monies remaining after FUSA has paid the monthly operating expenses of the service, including online hosting, insurance and domain name license fees.

FUSA agrees to provide an accounting of gross revenues, expenses and remit net revenues to BrassCom on a monthly basis. In the event that FUSA fails to pay net revenues in excess of $5000 beyond 60 days, FUSA will be considered in breach of this agreement and the domain name "searchforvideo.com" will become the property of BrassCom.

FUSA agrees to indemnify BrassCom against any claims by third parties arising from conduct of BrassCom under this agreement.

Either party can terminate this agreement with 30 days notice.

CONTACT _Con-401FEB651 \c \s \l Jenifer Osterwalder
President
Fusa Capital Corporation

Mark Brassard